UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 15, 2008

Farmers National Banc Corp.
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	0-12055	34-1371693
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

20 South Broad Street, P.O. Box 555, Canfield, Ohio		44406-0555
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	330-533-3341

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.06 Material Impairments.

On September 7, 2008 the United States Department of the Treasury and the Federal Housing Finance Agency announced that the Federal Housing Finance Agency was placing Fannie Mae and Freddie Mac under conservatorship. The announced plan included, among other things, the following changes at Fannie Mae and Freddie Mac:
** The Federal Finance Housing Agency would have management control;
** The dividends on common and preferred stock were suspended;
** Reductions in mortgage portfolios will be required over time; and
** The U.S. Government will provide equity capital to cover mortgage defaults in return for $1 billion of senior preferred stock and warrants for the purchase of 79.9% of the common stock of each entity.

On September 10, 2008, Farmers National Banc Corp. received additional information from Federal Banking Regulatory Agencies regarding the accounting issues arising from placing Fannie Mae and Freddie Mac into conservatorship.

Farmers National Banc Corp. owns Fannie Mae preferred stock with a book value and market value of $2.17 million at June 30, 2008. The market value of these securities has declined significantly since June 30, 2008. At the close of business on September 12, 2008 the market value of these securities was $302 thousand, a decline of $1.87 million since June 30, 2008. This represents a $1.22 million loss of market value net of income tax. It is unclear at this time when or if the market value of these securities will improve in the future. Based on these events, management expects to record an other-than-temporary impairment of these investments during the quarter ending September 30, 2008. Any charge recorded for other-than-temporary impairment as of September 30, 2008 could be different than the impairment that existed as of September 12, 2008. Management anticipates that the Corporation will continue to be well capitalized at September 30, 2008.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Farmers National Banc Corp.

September 15, 2008	By:	Frank L. Paden

Name: Frank L. Paden
Title: President and Secretary